Exhibit 99.1

PRESS RELEASE	eLoyalty Corporation 150 Field Drive, Suite 250 Lake Forest, Illinois 60045

Contact:	www.eloyalty.com
eLoyalty Corporation
Chris Min, Vice President and Chief Financial Officer	t 847.582.7000
(847) 582-7222	f 847.582.7001
ir@eloyalty.com

eLoyalty Announces Third Quarter 2008 Results

Behavioral Analytics™ subscriptions grew 64% sequentially in the Third Quarter and Fourth Quarter revenue visibility is strong

LAKE FOREST, IL, November 5, 2008 – eLoyalty Corporation (Nasdaq: ELOY), a leading enterprise customer relationship management (CRM) services and solutions company, today announced financial results for the third quarter ended September 27, 2008.

For the third quarter of 2008, total revenue was $20.1 million and the net loss was ($6.1) million. The net loss available to common shareholders was ($0.63) per share. eLoyalty realized an “Adjusted Earnings1” Loss of ($1.1) million for the third quarter of 2008. Adjusted Earnings is a non-GAAP measure. For a reconciliation of Adjusted Earnings Loss to operating loss, see the accompanying schedule.

The following is a summary of revenue by major component:

	Three Months Ended			Nine Months Ended
(000’s)	9/27/2008	9/29/2007	% Change	9/27/2008	9/29/2007	% Change
Revenue:
Managed Services	$10,516	$9,839	7%	$30,720	$28,334	8%
Consulting Services	7,682	12,622	-39%	27,049	39,605	-32%

Services Revenue	18,198	22,461	-19%	57,769	67,939	-15%
Product	956	2,909	-67%	5,851	8,672	-33%

Net Revenue	19,154	25,370	-25%	63,620	76,611	-17%
Reimbursed expenses	941	1,243		2,487	3,894

Total Revenue	$20,095	$26,613	-24%	$66,107	$80,505	-18%

Q3 2008 Highlights

Third Quarter 2008 highlights include:

•	Increased Managed Services revenues by 11% sequentially, principally driven by the 64% sequential increase in Behavioral Analytics™ subscription revenues

•	Closed two new large ICS contracts totaling approximately $14 million

•	Signed two new Behavioral Analytics™ Deployment contracts and one new Assessment contract with premier customers (a new division of a Top 5 HMO, a new Top 5 HMO and a large life insurance company)

•	Raised $15 million in a fully subscribed Rights Offering

•	Ended the Third Quarter with $33.5 million in Cash

•	Reduced our cost structure approximately $3 million on an annual basis

Third quarter results were adversely impacted by the sourcing delays and related revenue recognition issues associated with a large ICS order. This event reduced Third Quarter Services revenues by $0.2 million and Third Quarter Product revenues by $3.6 million. These amounts are expected to be realized in the Fourth Quarter.

eLoyalty closed the Third Quarter with a Managed Services backlog of $69.9 million2 (an increase from $69.5 million as compared to the end of the Second Quarter).

In addition, early in the Fourth Quarter, the Company closed a significant new CRM Consulting project at one of its Behavioral Analytics™ HMO clients. The revenues from this project will help offset the continuing declines in revenues from several of eLoyalty’s traditional Consulting clients, as well as improve the Company’s revenue visibility for the Fourth Quarter.

Fourth Quarter 2008 Guidance

eLoyalty provides guidance for Services revenue only. Product revenue from the sale of third-party software and hardware can fluctuate substantially between periods and is not a primary focus of the Company’s business.

The major factors driving eLoyalty’s Fourth Quarter 2008 outlook include:

•	Strong revenue visibility for the current quarter

•	Increased ICS Consulting revenues

•	Increased ICS Managed Services revenues

•	Increased Behavioral Analytics™ revenues

Based on these factors, eLoyalty currently expects its Fourth Quarter 2008 Services revenues will increase 7% sequentially to approximately $19.5 million.

In the Fourth Quarter, eLoyalty expects to achieve record Managed Services revenues and record revenues from its two principal Service Lines (ICS and Behavioral Analytics™). The growth in these areas will continue to improve its revenue mix in the Fourth Quarter of 2008, as evidenced by the following:

•	Approximately 56% of Services revenues is expected to come from Managed Services, up from 51% in the fourth quarter of 2007

•	Approximately 76% of Services revenues is expected to come from Behavioral Analytics™ and ICS Service Lines, up from 57% in the fourth quarter of 2007

In addition, eLoyalty expects to be EBITDA (Adjusted Earnings1) profitable in the Fourth Quarter.

Conference Call Information

eLoyalty management will host a conference call at 5:00 p.m. ET on Wednesday, November 5, 2008. A webcast of the conference call and slide presentation will be available live via the Internet at the Investor Relations section of eLoyalty’s web site at http://www.eloyalty.com/investor/ where this press release, as well as other financial information that will be discussed on that call, is also available. For those who cannot access the live broadcast, or the continued availability on eLoyalty’s website, a replay of the conference call will also be available beginning approximately two hours after the live call is completed until November 19, 2008 by dialing (800) 642-1687 or, for international callers, (706) 645-9291 and entering conference ID number 68887529.

About eLoyalty

eLoyalty helps its customers achieve breakthrough results with revolutionary analytics and advanced technologies that drive continuous business improvement. With a long track record of delivering proven solutions for many of the Fortune 1000, eLoyalty’s offerings include the Behavioral Analytics™ Service, Integrated Contact Solutions and Consulting Services, each of which enables focused business transformation.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated financial results and other matters that are not strictly historical in nature. These forward-looking statements are based on current management expectations, forecasts and assumptions, and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements. The risks, uncertainties and other factors that might cause such a difference include those described under “Forward-Looking Statements” and “Risk Factors” in eLoyalty’s Form 10-K, Form 10-Q and other filings with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements. They reflect opinions, assumptions and estimates only as of the date they are made, and eLoyalty Corporation undertakes no obligation to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or circumstances or otherwise.

1	eLoyalty presents Adjusted Earnings, a non-GAAP measure that represents cash earnings performance, excluding the impact of non-cash expenses and expense reduction activities, because management believes that Adjusted Earnings provide investors with a better understanding of the results of eLoyalty’s operations. Management believes that Adjusted Earnings reflect eLoyalty’s resources available to invest in its business and strengthen its balance sheet. In addition, expense reduction activities can vary significantly between periods on the basis of factors that management does not believe reflect current-period operating performance. Although similar adjustments for expense reduction activities may be recorded in future periods, the size and frequency of these adjustments cannot be predicted. The Adjusted Earnings measure should be considered in addition to, not as a substitute for or superior to, operating income, cash flows or other measures of financial performance prepared in accordance with GAAP.

2	The terms of each Managed Services contract range from one to five years. eLoyalty uses the term “backlog” with respect to its Managed Services engagements to refer to the expected revenue to be received under the applicable contract, based on its currently contracted terms and, when applicable, currently anticipated levels of usage and performance. Actual usage and performance might be greater or less than anticipated. In general, eLoyalty’s Managed services contracts may be terminated by the customer without cause, but early termination by a customer usually requires a substantial early termination payment.

eLoyalty Corporation

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited and in thousands, except per share data)

	For the Three Months Ended		For the Nine Months Ended
	Sept. 27, 2008	Sept. 29, 2007	Sept. 27, 2008	Sept. 29, 2007
Revenue:
Services	$18,198	$22,461	$57,769	$67,939
Product	956	2,909	5,851	8,672

Revenue before reimbursed expenses (net revenue)	19,154	25,370	63,620	76,611
Reimbursed expenses	941	1,243	2,487	3,894

Total revenue	20,095	26,613	66,107	80,505

Operating expenses:
Cost of services	11,673	14,945	38,598	44,906
Cost of product	1,041	2,169	4,865	6,601

Cost of revenue before reimbursed expenses	12,714	17,114	43,463	51,507
Reimbursed expenses	941	1,243	2,487	3,894

Total cost of revenue, exclusive of depreciation and amortization shown below:	13,655	18,357	45,950	55,401
Selling, general and administrative	10,608	11,959	33,285	36,486
Severance and related costs	686	5	1,138	5
Depreciation and amortization	1,094	913	3,149	2,634

Total operating expenses	26,043	31,234	83,522	94,526

Operating loss	(5,948)	(4,621)	(17,415)	(14,021)
Interest and other (expense) income, net	(95)	281	(13)	1,199

Loss before income taxes	(6,043)	(4,340)	(17,428)	(12,822)
Income tax provision	(27)	(6)	(76)	(8)

Net loss	(6,070)	(4,346)	(17,504)	(12,830)
Dividends related to Series B preferred stock	(324)	(341)	(973)	(1,070)

Net loss available to common stockholders	$(6,394)	$(4,687)	$(18,477)	$(13,900)

Basic net loss per common share	$(0.63)	$(0.55)	$(1.93)	$(1.68)

Diluted net loss per common share	$(0.63)	$(0.55)	$(1.93)	$(1.68)

Shares used to calculate basic net loss per share	10,171	8,578	9,562	8,272

Shares used to calculate diluted net loss per share	10,171	8,578	9,562	8,272

Stock-based compensation, primarily restricted stock, included in individual line items above:
Cost of services	$682	$187	$2,682	$743
Selling, general and administrative	2,376	2,066	9,144	7,572
Severance and related costs	58	—	103	—

eLoyalty Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited and in thousands, except share and per share data)

	September 27, 2008	December 29, 2007
ASSETS:
Current Assets:
Cash and cash equivalents	$29,851	$21,412
Restricted cash	3,655	2,455
Receivables, (net of allowances of $76 and $110)	9,190	11,322
Prepaid expenses	9,316	8,465
Other current assets	3,698	1,074

Total current assets	55,710	44,728
Equipment and leasehold improvements, net	6,883	7,391
Goodwill	2,643	2,643
Intangibles, net	688	828
Other long-term assets	4,509	4,461

Total assets	$70,433	$60,051

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current Liabilities:
Accounts payable	$5,386	$2,997
Accrued compensation and related costs	4,454	5,555
Unearned revenue	16,489	11,772
Other current liabilities	4,288	3,783

Total current liabilities	30,617	24,107
Long-term unearned revenue	4,772	7,416
Other long-term liabilities	2,330	1,625

Total liabilities	37,719	33,148

Redeemable Series B convertible preferred stock, $0.01 par value; 5,000,000 shares authorized and designated; 3,631,303 and 3,745,070 shares issued and outstanding with a liquidation preference of $18,844 and $19,768 at September 27, 2008 and December 29, 2007, respectively	18,520	19,100

Stockholders’ Equity:
Preferred stock, $0.01 par value; 35,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value; 50,000,000 shares authorized; 13,632,116 and 9,885,458 shares issued at September 27, 2008 and December 29, 2007; and 13,350,235 and 9,735,492 outstanding at September 27, 2008 and December 29, 2007, respectively	136	99
Additional paid-in capital	195,790	172,483
Accumulated deficit	(176,052)	(158,548)
Treasury stock, at cost, 281,881 and 149,966 shares at September 27, 2008 and December 29, 2007	(1,839)	(2,731)
Accumulated other comprehensive loss	(3,841)	(3,500)

Total stockholders’ equity	14,194	7,803

Total liabilities and stockholders’ equity	$70,433	$60,051

eLoyalty Corporation

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and in thousands)

	For the Nine Months Ended
	Sept. 27, 2008	Sept. 29, 2007
Cash Flows from Operating Activities:
Net loss	$(17,504)	$(12,830)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	3,149	2,634
Stock-based compensation	11,826	8,315
Provision for uncollectible amounts	(16)	152
Severance and related costs	229	—
Changes in assets and liabilities:
Receivables	2,110	(473)
Prepaid expenses	(325)	(2,802)
Other assets	(2,836)	922
Accounts payable	2,391	527
Accrued compensation and related costs	(903)	1,078
Unearned revenue	2,081	5,051
Other liabilities	2	(1,117)

Net cash provided by operating activities	204	1,457

Cash Flows from Investing Activities:
Capital expenditures and other	(641)	(3,384)

Net cash used in investing activities	(641)	(3,384)

Cash Flows from Financing Activities:
Rights offering, net	14,898	—
Acquisition of treasury stock	(3,123)	(3,069)
Increase in restricted cash	(1,200)	(1,000)
Payment of Series B dividends	(1,317)	(1,465)
Proceeds from stock compensation and employee stock purchase plans	287	379
Principal payments under capital lease obligations	(538)	—
Other	—	24

Net cash provided by (used in) financing activities	9,007	(5,131)

Effect of exchange rate changes on cash and cash equivalents	(131)	(91)

Increase (decrease) in cash and cash equivalents	8,439	(7,149)
Cash and cash equivalents, beginning of period	21,412	31,645

Cash and cash equivalents, end of period	$29,851	$24,496

Non-Cash Investing and Financing Transactions:
Capital lease obligations incurred	$1,986	$528
Capital equipment purchased on credit	1,986	528
Change in net unrealized security gain	(211)	387

Supplemental Disclosures of Cash Flow Information:
Cash refunded for income taxes, net	$—	$1,155
Interest paid	(367)	—

eLoyalty Corporation

CALCULATION OF ADJUSTED EARNINGS MEASURE

(Unaudited and in thousands)

	For the Three Months Ended		For the Nine Months Ended
	Sept. 27, 2008	Sept. 29, 2007	Sept. 27, 2008	Sept. 29, 2007
GAAP — Operating loss	$(5,948)	$(4,621)	$(17,415)	$(14,021)

Add back (reduce) the effect of:
Stock-based compensation	3,058	2,253	11,826	8,315
Severance and related costs	686	5	1,138	5
Depreciation and amortization	1,094	913	3,149	2,634

Adjusted earnings measure — income (loss)	$(1,110)	$(1,450)	$(1,302)	$(3,067)